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                                                                    EXHIBIT 11.3

                            ALLEGIANCE TELECOM, INC.

               COMPUTATION OF PRO FORMA PER SHARE EARNINGS (LOSS)

        Period From Inception (April 22, 1997) Through December 31, 1997

                  (In thousands, except share and per share amounts)


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
                                                                       PRO FORMA NET LOSS PER SHARE
                                                            ---------------------------------------------------------
                                                            Number of Shares    Percent Outstanding Equivalent Shares
                                                            ----------------    ------------------- -----------------
COMMON STOCK
       1997 Common Stock Offering                                        426          100.00%                     426
       1998 Common Stock Offering                                 10,000,000          100.00%              10,000,000
       Preferred Stock Converted to Common Stock                  40,498,062          100.00%              40,498,062
                                                              --------------                           --------------
                                                                  50,498,488                               50,498,488

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                        50,498,488

NET LOSS APPLICABLE TO COMMON STOCK                                                                    $   (220,746.6)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                  $        (4.37)
                                                                                                       ==============
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